Exhibit 99.1

Actuant Reports Third Quarter Results

MILWAUKEE--(BUSINESS WIRE)--June 17, 2009--Actuant Corporation (NYSE: ATU) today announced sales and earnings for its third quarter ended May 31, 2009.

Highlights

  Robust free cash flow generation resulting in net debt reduction of nearly $65 million in the quarter.
  Secured amendment to $515 million bank credit agreement providing additional flexibility with respect to financial covenants, while maintaining the size and maturity of the facility.
  Solid execution on restructuring initiatives including facility consolidations and headcount reductions.
  Sequential operating margin improvement (excluding restructuring and impairment charges) across all four business segments from the second quarter of fiscal 2009.
  Continued core sales growth in the Energy segment with its maintenance oriented products and services.

Robert C. Arzbaecher, Chairman and CEO of Actuant commented, “While the third quarter proved to be more challenging than we anticipated, I am pleased with the response of our leadership team and employees in delivering strong cash flow and executing our aggressive restructuring initiatives. Overall third quarter core sales declined 33% versus last year’s comparable quarter, a weakening from the second quarter. We were pleased with the Energy segment’s core growth in the quarter. While several of our end markets have begun to experience stabilization in demand, we encountered further weakening in certain later cycle businesses including those in our Industrial segment. Despite the lower sales, our operating margins (excluding restructuring and impairment charges) improved sequentially across all four segments as benefits from cost reduction and restructuring activities were realized. These actions drove a 7% decline in headcount during our third quarter, 21% fiscal year-to-date, and will result in additional position eliminations upon completion. We also had positive results from our focus on ROIC (Return on Invested Capital) and working capital management which helped drive the robust cash flow in the quarter.”

Consolidated Results

Sales for the quarter declined 35% to $290 million compared to $445 million in the third quarter of fiscal 2008. Excluding the impact of foreign currency rate changes (-4%) and acquisitions (+2%), core sales declined 33%. The net loss and diluted loss per share in the fiscal 2009 third quarter were $17.6 million and $0.31, respectively, compared to net earnings of $38.6 million and diluted earnings per share (“EPS”) of $0.60 in the comparable quarter last year. Results for the third quarter of 2009 include the previously announced $31.7 million pre-tax ($0.39 per diluted share) non-cash asset impairment charge related to the Company’s harsh environment electrical product line, as well as restructuring charges of $12.2 million, or $0.12 per diluted share. Third quarter 2008 results include a tax benefit of $2.6 million, or $0.04 per diluted share. Excluding these items, EPS was $0.20 in the third quarter of fiscal 2009 compared to $0.56 in the prior year’s quarter. (See attached reconciliation of earnings).

Sales for the nine months ended May 31, 2009 were $970 million, 23% lower than the $1,259 million in the comparable prior year period. Excluding the impact of the stronger US dollar (-4%) and sales from acquired businesses (+4%), year-to-date core sales decreased 23%. The net loss for the nine months ended May 31, 2009 was $2.8 million, or $0.05 per diluted share, compared to net earnings of $88.3 million, or $1.39 per diluted share for the comparable prior year period. Year-to-date fiscal 2009 results include $58.3 million ($0.68 per diluted share) of non-cash asset impairment charges and $16.1 million ($0.17 per diluted share) of restructuring charges. Results for the nine months ended May 31, 2008 include $10.5 million ($0.16 per diluted share) of restructuring charges and a tax benefit of $2.6 million ($0.04 per diluted share). Excluding these items, current year nine month EPS was $0.75, compared to $1.51 for the comparable prior year period. (See attached reconciliation of earnings).

Segment Results

Industrial Segment

(US $ in millions)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2009	2008	2009	2008
Sales	$62.8	$101.6	$225.0	$276.3
Operating Profit (1)	$15.6	$31.1	$57.7	$82.7
Operating Profit % (1)	24.8%	30.6%	25.6%	29.9%

(1) Results for the three and nine months ended May 31, 2009 exclude restructuring charges of $1.0 million and $1.5 million, respectively.

Third quarter fiscal 2009 Industrial segment sales decreased 38% to $63 million. Excluding foreign currency rate changes (-4%), Industrial segment core sales were 34% lower than the comparable prior year period and sequentially down from the second quarter. The core sales decline reflected weaker global end market demand across the segment’s diverse channels. Third quarter operating profit margin (excluding restructuring costs) declined 580 basis points from the prior year due to the reduced sales volume, unfavorable mix and lower absorption associated with inventory reductions. However, margins (excluding restructuring costs) improved 250 basis points sequentially from the second quarter of fiscal 2009 despite lower sales due to the benefits of headcount reductions and other cost alignment actions. The Industrial segment’s headcount was reduced by 7% during the quarter and 22% on a fiscal year-to-date basis.

Energy Segment

(US $ in millions)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2009	2008	2009	2008
Sales	$62.3	$58.4	$195.8	$151.6
Operating Profit (2)	$11.8	$12.6	$33.3	$31.7
Operating Profit % (2)	18.9%	21.6%	17.0%	20.9%

(2) Results for the three and nine months ended May 31, 2009 exclude restructuring charges of $0.3 million.

Fiscal 2009 third quarter Energy segment sales grew 7% to $62 million. Acquisitions contributed 18% to sales while the stronger US dollar reduced sales by 14%. Core sales grew 3% due to higher maintenance activity in the global oil & gas and power generation markets, predominately outside of North America. Operating profit margin (excluding restructuring costs) declined 270 basis points year-over-year reflecting unfavorable acquisition mix which more than offset base business margin expansion. Operating margins (excluding restructuring costs) increased 900 basis points from the second quarter’s seasonally weak results.

Electrical Segment

(US $ in millions)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2009	2008	2009	2008
Sales	$85.0	$135.3	$284.8	$411.4
Operating Profit (3)	$1.9	$9.0	$7.0	$32.4
Operating Profit % (3)	2.2%	6.6%	2.5%	7.9%

(3) Results for the three and nine months ended May 31, 2009 exclude a $31.7 million pre-tax non-cash asset impairment charge. In addition, results for the three and nine months ended May 31, 2009 exclude restructuring charges of $7.1 million and $8.5 million, respectively. Results for the nine months ended May 31, 2008 exclude restructuring charges of $10.5 million.

Electrical segment fiscal 2009 third quarter sales declined 37% to $85 million. The stronger US dollar contributed 3% to the sales decline. Core sales decreased 34% reflecting continued weak demand from marine, retail and transformer customers, the impact of SKU reductions in Europe and the previously disclosed loss of certain retail business in North America. Sequentially, the electrical tools and supplies product line improved modestly while sales to OEM boat builders continued to decline. Year-over-year third quarter operating profit margin (excluding restructuring and impairment charges) declined to 2.2% primarily reflecting lower sales and production volumes. Sequentially, operating profit margin (excluding restructuring and impairment charges) improved 180 basis points from the second quarter of fiscal 2009 benefiting from cost reduction activities in the segment. Total headcount declined approximately 9% during the quarter and has been reduced by approximately 25% during the fiscal year.

Engineered Solutions Segment

(US $ in millions)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2009	2008	2009	2008
Sales	$80.4	$149.3	$264.5	$420.1
Operating Profit (4)	$1.7	$17.1	$8.2	$41.0
Operating Profit % (4)	2.1%	11.4%	3.1%	9.8%

(4) Results for the three months ended May 31, 2009 exclude restructuring charges of $3.7 million. Results for the nine months ended May 31, 2009 exclude a $26.6 million pre-tax non-cash RV asset impairment charge and $5.3 million of restructuring charges.

Third quarter fiscal 2009 Engineered Solutions segment sales declined 46% (-44% core, -5% currency translation and +3% acquisitions) reflecting sharply lower demand from the Company’s vehicle end markets. The segment’s rate of change in sales has begun to stabilize and has been consistent for the past five months through May 2009. Third quarter operating margin (excluding restructuring) of 2.1% reflects the significant reduction in sales and lower manufacturing overhead absorption. Compared to the second quarter of fiscal 2009, margins (excluding restructuring) improved 480 basis points due to the benefits of restructuring actions. The segment’s headcount was reduced by approximately 7% during the quarter and 27% during the fiscal year.

Corporate

Corporate expenses for the third quarter of fiscal 2009, excluding restructuring charges of approximately $0.2 million, were $4.8 million compared to $8.2 million in last year’s comparable quarter primarily due to lower incentive compensation expense, salary and headcount reductions as well as reduced discretionary spending.

Financial Position

Net debt at May 31, 2009 was $594 million (total debt of $607 million less $13 million of cash). The approximate $65 million reduction during the quarter resulted from the Company’s strong free cash flow generation which included substantial working capital reductions.

The Company previously announced it had secured an amendment to its $515 million bank credit facility, providing additional flexibility with respect to financial covenants, while maintaining its size and maturity.

Outlook

Arzbaecher continued, “As we move into the fourth quarter, we are encouraged that revenues have begun to stabilize in several of our end markets and that improved consumer confidence, higher oil prices and global stimulus investments could benefit the Actuant businesses. However, we are attempting to be realistic in our expectations that global economic conditions, including higher unemployment and lagging European demand, will constrain growth in the near term. As such, we plan to continue to aggressively execute restructuring and cost reduction actions which we estimate will reduce fourth quarter pre-tax earnings by approximately $5 million. Additionally, we remain focused on reducing inventory, which we expect will continue to negatively impact our profit margins due to lower fixed cost absorption. Given these factors, we are estimating fourth quarter EPS to be in the range of $0.12 to $0.20 (excluding restructuring charges) on sales of $275 - $295 million. Based on this fourth quarter guidance, full year fiscal 2009 sales and EPS are expected to be $1,245-$1,265 million and $0.87-$0.95 (excluding restructuring and impairment charges), respectively. For the year, we expect free cash flow of approximately $125 million. We have and will continue to reduce costs throughout our operations. We believe these actions and our focus on cash flow will position us well to capitalize on the opportunities that we expect will emerge as the business environment begins to improve.”

Conference Call Information

An investor conference call is scheduled for 10am CT today, June 17, 2009. Webcast information and conference call materials will be made available on the Actuant company website (www.actuant.com) prior to the start of the call.

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Actuant

Actuant, headquartered in Butler, Wisconsin, is a diversified industrial company with operations in more than 30 countries. The Actuant businesses are market leaders in branded hydraulic and electrical tools and supplies, umbilical, rope and cable solutions and highly engineered position and motion control systems. Since its creation through a spin-off in 2000, Actuant has grown its sales from $482 million to $1.66 billion in fiscal 2008. The Company employs a workforce of approximately 6,200 worldwide. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its business units, visit the Company's website at www.actuant.com.

(tables follow)

Actuant Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	May 31,	August 31,
	2009	2008

ASSETS
Current assets
Cash and cash equivalents	$ 13,292	$ 122,549
Accounts receivable, net	159,596	226,564
Inventories, net	188,440	215,391
Deferred income taxes	11,451	11,870
Other current assets	13,841	16,092
Total current assets	386,620	592,466

Property, plant and equipment, net	134,020	134,550
Goodwill	712,307	639,862
Other intangible assets, net	353,823	292,359
Other long-term assets	13,780	9,145

Total assets	$ 1,600,550	$ 1,668,382

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$ 174	$ 339
Trade accounts payable	103,010	166,863
Accrued compensation and benefits	30,844	59,023
Income taxes payable	11,551	24,867
Current maturities of long-term debt	5,760	-
Other current liabilities	67,093	60,033
Total current liabilities	218,432	311,125

Long-term debt, less current maturities	601,405	573,818
Deferred income taxes	117,227	99,634
Pension and postretirement benefit accruals	27,676	27,641
Other long-term liabilities	27,860	26,658

Shareholders' equity
Capital stock	11,354	11,200
Additional paid-in capital	(313,013)	(324,898)
Accumulated other comprehensive (loss) income	(23,643)	7,149
Stock held in trust	(1,768)	(2,081)
Deferred compensation liability	1,768	2,081
Retained earnings	933,252	936,055
Total shareholders' equity	607,950	629,506

Total liabilities and shareholders' equity	$ 1,600,550	$ 1,668,382

Actuant Corporation
Condensed Consolidated Statements of Operations
(Dollars in thousands except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2009	2008	2009	2008

Net sales	$ 290,401	$ 444,656	$ 970,055	$ 1,259,428
Cost of products sold	194,044	290,684	646,726	830,783
Gross profit	96,357	153,972	323,329	428,645

Selling, administrative and engineering expenses	65,175	88,421	215,389	252,396
Restructuring charges	11,923	-	15,799	10,473
Impairment charge	31,720	-	58,274	-
Amortization of intangible assets	5,358	4,023	15,024	10,741
Operating profit (loss)	(17,819)	61,528	18,843	155,035

Financing costs, net	9,026	9,190	31,164	27,522
Other (income) expense, net	782	201	213	(1,579)
Earnings (loss) from operations before income
tax expense and minority interest	(27,627)	52,137	(12,534)	129,092

Income tax expense (benefit)	(10,028)	13,465	(9,763)	40,767
Minority interest, net of income taxes	36	37	21	24

Net earnings (loss)	$ (17,635)	$ 38,635	$ (2,792)	$ 88,301

Earnings (loss) per share
Basic	$ (0.31)	$ 0.69	$ (0.05)	$ 1.58
Diluted	(0.31)	0.60	(0.05)	1.39

Weighted average common shares outstanding
Basic	56,252	55,874	56,148	55,766
Diluted	56,252	64,945	56,148	64,770

Actuant Corporation
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2009	2008	2009	2008

Operating Activities
Net (loss) earnings	$ (17,635)	$ 38,635	(2,792)	$ 88,301
Adjustments to reconcile net earnings
(loss) to net cash provided by operating
activities:
Depreciation and amortization	12,753	11,434	38,498	32,926
Stock-based compensation expense	2,953	1,750	6,401	4,890
(Benefit) provision for deferred income taxes	(9,756)	311	(20,116)	6,990
Impairment charge	31,720	-	58,274	-
Other	1,019	(326)	2,070	(541)
Changes in operating assets and
liabilities, excluding the effects of
the business acquisitions
Accounts receivable	23,021	(9,796)	81,822	(34,851)
Accounts receivable securitization program	(2,913)	4,714	(13,482)	5,045
Inventories	26,436	(1,886)	36,732	(8,066)
Prepaid expenses and other assets	(1,292)	(231)	823	1,744
Trade accounts payable	(11,438)	9,951	(68,023)	14,713
Income taxes payable	410	(2,934)	(7,193)	(1,278)
Other accrued liabilities	8,784	12,726	(15,333)	15,319
Net cash provided by operating activities	64,062	64,348	97,681	125,192

Investing Activities
Proceeds from sale of property, plant and equipment	317	2,097	607	13,676
Capital expenditures	(2,511)	(13,268)	(15,018)	(32,502)
Business acquisitions, net of cash acquired	(50)	(59,043)	(235,922)	(110,109)
Net cash used in investing activities	(2,244)	(70,214)	(250,333)	(128,935)

Financing Activities
Net (repayments) borrowings on revolving
credit facilities and other debt	(72,010)	15	96,199	2,155
Proceeds from term loan	-	-	115,000	-
Principal repayments on term loans	(1,438)	(7)	(156,438)	(1,008)
Debt issuance and amendment costs	-	-	(5,333)	-
Cash dividend	-	-	(2,251)	(2,221)
Stock option exercises, related tax benefits, and other	598	872	3,474	4,210
Net cash (used in) provided by financing activities	(72,850)	880	50,651	3,136

Effect of exchange rate changes on cash	1,995	1,153	(7,256)	5,006
Net increase (decrease) in cash and cash equivalents	(9,037)	(3,833)	(109,257)	4,399
Cash and cash equivalents - beginning of period	22,329	94,912	122,549	86,680
Cash and cash equivalents - end of period	$ 13,292	$ 91,079	$ 13,292	$ 91,079

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
(Dollars in thousands)

	FISCAL 2008					FISCAL 2009
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
SALES
INDUSTRIAL SEGMENT	$ 87,412	$ 87,344	$ 101,593	$ 98,149	$ 374,498	$ 90,524	$ 71,682	$ 62,843		$ 225,049
ENERGY SEGMENT	49,677	43,458	58,442	60,823	212,400	73,982	59,526	62,251		195,759
ELECTRICAL SEGMENT	140,293	135,785	135,311	118,575	529,964	108,057	91,788	84,950		284,795
ENGINEERED SOLUTIONS SEGMENT	137,761	133,042	149,310	126,968	547,081	107,417	76,678	80,357		264,452
TOTAL	$ 415,143	$ 399,629	$ 444,656	$ 404,515	$ 1,663,943	$ 379,980	$ 299,674	$ 290,401		$ 970,055

% SALES GROWTH
INDUSTRIAL SEGMENT	37%	33%	38%	30%	34%	4%	-18%	-38%		-19%
ENERGY SEGMENT	24%	41%	38%	29%	32%	49%	37%	7%		29%
ELECTRICAL SEGMENT	10%	6%	1%	-14%	0%	-23%	-32%	-37%		-31%
ENGINEERED SOLUTIONS SEGMENT	23%	15%	10%	-1%	11%	-22%	-42%	-46%		-37%
TOTAL	21%	17%	15%	4%	14%	-8%	-25%	-35%		-23%

OPERATING PROFIT (LOSS)
INDUSTRIAL SEGMENT	$ 25,662	$ 25,990	$ 31,054	$ 31,103	$ 113,809	$ 26,107	$ 15,972	$ 15,597		$ 57,676
ENERGY SEGMENT	12,314	6,767	12,638	16,266	47,985	15,651	5,896	11,772		33,319
ELECTRICAL SEGMENT	11,614	11,842	8,986	4,894	37,335	4,740	390	1,863		6,993
ENGINEERED SOLUTIONS SEGMENT	13,106	10,844	17,053	12,600	53,603	8,648	(2,103)	1,683		8,228
CORPORATE / GENERAL	(6,415)	(7,743)	(8,203)	(8,549)	(30,910)	(3,197)	(5,013)	(4,815)		(13,025)
TOTAL - EXCLUDING IMPAIRMENT / RESTRUCTURING CHARGES	$ 56,281	$ 47,700	$ 61,528	$ 56,314	$ 221,822	$ 51,949	$ 15,142	$ 26,100		$ 93,191
IMPAIRMENT CHARGE	-	-	-	-	-	(26,553)	-	(31,720)		(58,274)
RESTRUCTURING CHARGE (1)	(5,521)	(4,952)	-	-	(10,473)	(732)	(3,144)	(12,199)		(16,075)
TOTAL	$ 50,760	$ 42,748	$ 61,528	$ 56,314	$ 211,349	$ 24,664	$ 11,998	$ (17,819)		$ 18,843

OPERATING PROFIT %
INDUSTRIAL SEGMENT	29.4%	29.8%	30.6%	31.7%	30.4%	28.8%	22.3%	24.8%		25.6%
ENERGY SEGMENT	24.8%	15.6%	21.6%	26.7%	22.6%	21.2%	9.9%	18.9%		17.0%
ELECTRICAL SEGMENT	8.3%	8.7%	6.6%	4.1%	7.0%	4.4%	0.4%	2.2%		2.5%
ENGINEERED SOLUTIONS SEGMENT	9.5%	8.2%	11.4%	9.9%	9.8%	8.1%	-2.7%	2.1%		3.1%
TOTAL (INCLUDING CORPORATE) - EXCLUDING IMPAIRMENT / RESTRUCTURING CHARGES	13.6%	11.9%	13.8%	13.9%	13.3%	13.7%	5.1%	9.0%		9.6%

EBITDA
INDUSTRIAL SEGMENT	$ 28,017	$ 27,840	$ 32,617	$ 32,599	$ 121,073	$ 27,139	$ 17,058	$ 18,208		$ 62,405
ENERGY SEGMENT	14,553	9,546	15,771	20,399	60,269	21,675	11,493	15,080		48,248
ELECTRICAL SEGMENT	14,495	14,340	11,553	7,186	47,573	6,195	1,666	4,300		12,161
ENGINEERED SOLUTIONS SEGMENT	17,422	15,194	20,811	17,488	70,915	13,330	2,016	4,720		20,066
CORPORATE / GENERAL	(6,632)	(7,522)	(7,991)	(8,163)	(30,308)	(3,110)	(4,058)	(4,237)		(11,405)
TOTAL - EXCLUDING IMPAIRMENT / RESTRUCTURING CHARGES	$ 67,855	$ 59,398	$ 72,761	$ 69,509	$ 269,522	$ 65,229	$ 28,175	$ 38,071		$ 131,475
IMPAIRMENT CHARGE	-	-	-	-	-	(26,553)	-	(31,720)		(58,274)
RESTRUCTURING CHARGES (1)	(5,521)	(4,952)	-	-	(10,473)	(732)	(3,144)	(12,199)		(16,075)
TOTAL	$ 62,334	$ 54,446	$ 72,761	$ 69,509	$ 259,049	$ 37,944	$ 25,031	$ (5,848)		$ 57,127

EBITDA %
INDUSTRIAL SEGMENT	32.1%	31.9%	32.1%	33.2%	32.3%	30.0%	23.8%	29.0%		27.7%
ENERGY SEGMENT	29.3%	22.0%	27.0%	33.5%	28.4%	29.3%	19.3%	24.2%		24.6%
ELECTRICAL SEGMENT	10.3%	10.6%	8.5%	6.1%	9.0%	5.7%	1.8%	5.1%		4.3%
ENGINEERED SOLUTIONS SEGMENT	12.6%	11.4%	13.9%	13.8%	13.0%	12.4%	2.6%	5.9%		7.6%
TOTAL (INCLUDING CORPORATE) - EXCLUDING IMPAIRMENT / RESTRUCTURING CHARGES	16.3%	14.9%	16.4%	17.2%	16.2%	17.2%	9.4%	13.1%		13.6%

Note: The total of the individual quarters may not equal the annual total due to rounding.

(1) The restructuring charge for the third quarter of fiscal 2009 and year-to-date fiscal 2009 includes $276 of charges included in cost of products sold on the Condensed Consolidated Statement of Earnings.

ACTUANT CORPORATION
Reconciliation of GAAP measures to non-GAAP measures
(Dollars in thousands, except for per share amounts)

	FISCAL 2008					FISCAL 2009
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL

NET EARNINGS (LOSS) EXCLUDING RESTRUCTURING CHARGE,
IMPAIRMENT CHARGE AND TAX ADJUSTMENTS / CREDITS (1)
NET EARNINGS (LOSS) (GAAP MEASURE)	$ 27,427	$ 22,239	$ 38,635	$ 34,243	$ 122,544	$ 11,598	$ 3,244	$ (17,635)		$ (2,792)
RESTRUCTURING CHARGES, NET OF TAX BENEFIT	5,521	4,729	-	-	10,250	506	2,156	7,973		10,635
IMPAIRMENT CHARGE, NET OF TAX BENEFIT	-	-	-	-	-	16,463	-	21,964		38,427
TAX ADJUSTMENTS / CREDITS	-	-	(2,625)	-	(2,625)	-	-	-		-
TOTAL (NON-GAAP MEASURE)	$ 32,948	$ 26,968	$ 36,010	$ 34,243	$ 130,169	$ 28,567	$ 5,400	$ 12,302		$ 46,269

DILUTED EARNINGS (LOSS) PER SHARE EXCLUDING RESTRUCTURING
CHARGE, IMPAIRMENT CHARGE AND TAX ADJUSTMENTS / CREDITS (1)(3)
NET EARNINGS (LOSS) (GAAP MEASURE)	$ 0.43	$ 0.35	$ 0.60	$ 0.54	$ 1.93	$ 0.19	$ 0.06	$ (0.31)		$ (0.05)
RESTRUCTURING CHARGES, NET OF TAX BENEFIT	0.09	0.07	-	-	0.16	0.01	0.03	0.12		0.17
IMPAIRMENT CHARGE, NET OF TAX BENEFIT	-	-	-	-	-	0.26	-	0.39		0.68
TAX ADJUSTMENTS / CREDITS	-	-	(0.04)	-	(0.04)	-	-	-		-
TOTAL (NON-GAAP MEASURE)	$ 0.52	$ 0.43	$ 0.56	$ 0.54	$ 2.05	$ 0.46	$ 0.09	$ 0.20		$ 0.75

EBITDA (2)
NET EARNINGS (LOSS) (GAAP MEASURE)	$ 27,427	$ 22,239	$ 38,635	$ 34,243	$ 122,544	$ 11,598	$ 3,244	$ (17,635)		$ (2,792)
FINANCING COSTS, NET	9,300	9,032	9,190	8,887	36,409	12,235	9,904	9,026		31,164
INCOME TAX EXPENSE	15,149	12,154	13,465	14,598	55,365	1,370	(1,105)	(10,028)		(9,763)
DEPRECIATION & AMORTIZATION	10,464	11,028	11,434	11,783	44,709	12,746	12,998	12,753		38,498
MINORITY INTEREST, NET OF INCOME TAX	(6)	(7)	37	(2)	22	(5)	(10)	36		21
EBITDA (NON-GAAP MEASURE)	$ 62,334	$ 54,446	$ 72,761	$ 69,509	$ 259,049	$ 37,944	$ 25,031	$ (5,848)		$ 57,127
IMPAIRMENT CHARGE	-	-	-	-	-	26,553	-	31,720		58,274
RESTRUCTURING CHARGES	5,521	4,952	-	-	10,473	732	3,144	12,199		16,075
EBITDA (NON-GAAP MEASURE) - EXCLUDING IMPAIRMENT AND	$ 67,855	$ 59,398	$ 72,761	$ 69,509	$ 269,522	$ 65,229	$ 28,175	$ 38,071		$ 131,475
RESTRUCTURING CHARGES
(1)

Net earnings and diluted earnings per share excluding restructuring charges and income tax adjustments / credits represent net earnings and diluted earnings per share per the Consolidated Statement of Earnings net of charges or credits for items to be highlighted for comparability purposes.  These measures should not be considered as an alternative to net earnings or diluted earnings per share as an indicator of the company's operating performance.  However, this presentation is important to investors for understanding the operating results of the current portfolio of Actuant companies.  The total of the individual components do not equal diluted earnings per share excluding restructuring charges and income tax adjustments / credits due to rounding.

(2)

EBITDA represents net earnings before financing costs, net, income tax expense, depreciation & amortization and minority interest.  EBITDA is not a calculation based upon generally accepted accounting principles (GAAP).  The amounts included in the EBITDA calculation, however, are derived from amounts included in the Consolidated Statements of Earnings data. EBITDA should not be considered as an alternative to net earnings or operating profit as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity.  Actuant has presented EBITDA because it regularly reviews this as a measure of the company's ability to incur and service debt.  In addition, EBITDA is used by many of our investors and lenders, and is presented as a convenience to them.  However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.  The total of the individual quarters may not equal the annual total due to rounding.

(3)

Due to the net loss for the third quarter of fiscal 2009 and year-to-date fiscal 2009, the basic weighted average common shares are used to calculate both basic and diluted loss per share as to avoid anti-dilution.  Per share results for net earnings (loss) (GAAP measure) and the impairment charge were calculated using 56,252 and 56,148 shares outstanding, respectively. The basic weighted average shares outstanding exclude the effect of the 2% Convertible Notes and equity-based compensation plans.  When excluding the impairment charges from net earnings (loss), the result is net earnings (and not a net loss) which requires a diluted basis for calculated EPS.  For this reason, the per share results for restructuring charges and total diluted earnings (non-GAAP measure) were calculated using 64,051 and 64,234 shares outstanding for the third quarter of fiscal 2009 and year-to-date fiscal 2009, respectively, which gives effect to the 2% Convertible Notes and equity-based compensation plans.  Because of the difference in shares outstanding being used, the per share results do not add for the third quarter of fiscal 2009 and year-to-date fiscal 2009.

CONTACT:
Actuant Corporation
Karen Bauer
Director, Investor Relations
262-373-7462